EXHIBIT 8.1





                 [Cleary, Gottlieb, Steen & Hamilton Letterhead]





Writer's Direct Dial: (212) 225-2250
E-Mail: lsamuels@cgsh.com



                                                     May 3, 2002



The Interpublic Group of Companies, Inc.
1271 Avenue of the Americas
New York, New York 10020

Ladies and Gentlemen:

         We have acted as counsel to The Interpublic Group of Companies, Inc. (the "Company"), in connection with the Company's offering pursuant to a registration statement (the "Registration Statement") on Form S-3, of Zero-Coupon Convertible Senior Notes due on December 14, 2021 and issued with an aggregate face amount of $710,960,000 (the "Securities") under an indenture dated as of December 14, 2001 between the Company and The Bank of New York (the "Indenture").

         In arriving at the opinion expressed below, we have reviewed the following documents:

         (a) the Registration Statement;

         (b) the Securities in global form as executed by the Company; and

         (c) an executed copy of the Indenture.

         In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We have further assumed that all representations made therein are true and that the respective parties thereto and all parties having obligations thereunder will act in all respects at all relevant times in conformity with the requirements and provisions of such documents. Additionally, we have relied upon the Company's representations as to certain factual matters, and upon financial data, calculations and projections provided to us by Salomon Smith Barney Inc., including estimates of the net present value of all payments of contingent interest that may be made by the Company over the term of the Securities under reasonably anticipated market circumstances.

         The opinions expressed below are based on the Internal Revenue Code of 1986, as amended (the "Code"), and applicable regulations, rulings and decisions, in each case as in effect on the date hereof, and may be affected by amendments to the Code or to the regulations thereunder or by subsequent judicial or administrative interpretations thereof.

         Based on and subject to the foregoing, we are of the opinion that the Securities will be treated as indebtedness for United States federal income tax purposes and that the Securities will be subject to the special regulations governing contingent payment debt instruments contained in section 1.1275-4(b) of the Treasury regulations.

         In addition, we are of the opinion that the statements set forth under the heading "United States Federal Income Tax Considerations" in the Registration Statement, insofar as such statements purport to describe federal income tax laws of the United States, constitute an accurate description of the principal U.S. federal income tax consequences of an investment in the Securities.

         We are furnishing this opinion solely to you in connection with the offering of the Securities. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.




                                      Very truly yours,


                                      CLEARY, GOTTLIEB, STEEN & HAMILTON

                                      By: /s/ Leslie Samuels
                                          ----------------------------
                                          Leslie B. Samuels, a Partner